Exhibit 3.1

ARTICLES OF AMENDMENT

OF

UNITED COMMUNITY BANKS, INC.

1.

The name of the corporation is United Community Banks, Inc.

2.

Article V of the Restated Articles of Incorporation, as amended, of the corporation is amended by deleting the first paragraph of Article V and replacing it with the following in lieu thereof:

“The corporation shall have authority to issue 150,000,000 shares of common stock, $1.00 par value (the “Common Stock”), 26,000,000 shares of non-voting common stock, $1.00 par value (the “Non-Voting Common Stock”), having the powers, rights and preferences, and the qualifications, limitations and restrictions thereof, and 10,000,000 shares of preferred stock, $1.00 par value (the “Preferred Stock”). Subject to the provisions of any applicable law or the Bylaws of the corporation (as from time to time amended) with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or by the resolution or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.”

3.

The amendment set forth in Section 2 hereof was adopted by the board of directors of the corporation at a meeting duly convened and held on March 18, 2016 and duly approved by the shareholders of the corporation on May 11, 2016 in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

4.

The effective time of these Articles of Amendment is at 5:01 p.m. on the date of filing of these Articles of Amendment.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Restated Articles of Incorporation, as amended, of United Community Banks, Inc. this 23rd day of June, 2016.

UNITED COMMUNITY BANKS, INC.
A Georgia Corporation

By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President &
Chief Financial Officer